Exhibit 99.01

For Immediate Release	Investor Contact: Michael Neufeld
(903) 595-4139

Pegasi mourns the loss of Richard Lindermanis

Tyler, Texas, February 1, 2012/PrimeNewswire/ - Pegasi Energy Resources Corp. (OTCBB: PGSI) ) (the “Company”)

It is with great sadness and regret that the Company announces the death of Richard A. Lindermanis, its Senior Vice President, CFO and Director. Richard was a founder director of the Company and was instrumental in establishing Pegasi as a viable public company, imbuing the staff with whom he worked with the highest professional and ethical standards. The Board of Directors and employees extend their deepest sympathy to Richard’s family in this time of mourning.

Dr Oliver Waldron, Chairman, said, “This is a very sad day for anyone who ever had the opportunity to work with Richard firsthand. Richard will be sorely missed by his colleagues as a valued member of the management team where his years of commitment and dedication to Pegasi will not be forgotten.”

Michael Neufeld, Pegasi’s CEO, will assume Richard’s responsibilities on an interim basis until the board appoints a new CFO.

About Pegasi Energy Resources Corporation

Pegasi Energy Resources Corporation is an organic growth-oriented independent oil and gas exploration and production company, headquartered in Tyler, Texas. Pegasi is focused on a repeatable, low geological risk, high potential project in the active East Texas oil and gas region. The company’s strategy is focused on establishing a portfolio of drilling opportunities to exploit undeveloped reserves to grow production, as well as undertaking exploration to grow future reserves. Additional information concerning Pegasi Energy is available at www.pegasienergy.com.